Exhibit 99.1

FOR IMMEDIATE RELEASE

AIRCASTLE PROVIDES UPDATE ON CEO MEDICAL LEAVE OF ABSENCE

Stamford, CT. February 6, 2017 — Aircastle Limited (NYSE: AYR) (“Aircastle”) today provided an update on the status of Chief Executive Officer Ron Wainshal’s medical leave of absence.

“We are all looking forward to Ron’s recovery and to his expected return,” said Peter V. Ueberroth, Aircastle’s Chairman of the Board, speaking on behalf of the Board of Directors. Mr. Ueberroth continued, “As Ron focuses on his road to recovery, he is not yet ready to resume his CEO responsibilities. As such, Mike Inglese, Aircastle’s CFO and Acting CEO, will continue to serve as Acting CEO until Ron’s return, which we expect to be during the second quarter.”

Added Mr. Ueberroth, “In the meantime, our senior management team’s steadfast focus is on the best interests of our shareholders. The Board is working closely with Mike and the full senior management team to continue delivering on our commitments to customers and employees.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2016, Aircastle owned and managed on behalf of its joint ventures 186 aircraft leased to 65 customers located in 35 countries.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited